Exhibit 99.1

SITI-Sites.com Announces Acquisition of Two New Music Websites, And of New York Music & Internet Expo Business, for SITI Common Stock

NEW YORK, Jan. 4 - SITI-Sites.com, Inc. (OTC Bulletin Board: SITI - news), announced today that it had acquired Hungry Bands.com (http://www.hungrybands.com), an e-commerce website and business, promoting and selling music by independent artists. Hungry Bands.com currently has some 1,600 bands signed-up or linked into its website, and continues to add new bands. The business was founded and owned by Ted Mazola, who recently joined SITI as a Vice-President/Technology, and was acquired for 150,000 shares of SITI common stock, payable in three installments to Mazola through June, 2000 as certain operating goals are achieved. The operation is complementary to SITI's Tropia.com (http://www.tropia.com) business, which now has some 250 bands from selected artists and record labels, but will continue to be operated as a separate website as part of the SITI music group. Each of these sites will be cross-linked for commerce purposes.

SITI further announced that it had acquired NewMediaMusic.com (http://www.newmediamusic.com), an e-news/magazine business devoted to new Internet music, news releases by artists and record labels, interviews and other information useful to fans and artists. This e-magazine is updated on a continuing basis, and is expected to be at the fulcrum of Internet music promotion and development; it has working relationships with many major firms and personalities in this emerging niche of the overall music industry. The business was founded by Ted Mazola and Steve Zuckerman this past year, and enjoys some 30,000 "unique hits" per month to its popular website. This website will be linked with the several thousand "unique hits" per month enjoyed by SITI's Tropia and by its new HungryBands websites. SITI hopes to build linked traffic to these three websites, while adding additional website linkages and traffic, ultimately to generate advertising promotions and revenues.

The former owners of NewMediaMusic will receive a total of 60,000 shares of SITI common stock for their business, and Steve Zuckerman has joined SITI as a Vice-President/NewMedia Development.

In a third related acquisition, SITI purchased the Music and Internet Conference business (http://www.newyorkexpo.com) of Steve Zuckerman, which is promoting its March 2000 Expo in New York City, after a successful Expo in New York early in 1999. These Internet conferences attract sponsors from the music and computer software/equipment world, and help participating sponsors and exhibitors build the personal and business networks that are creating this emerging branch of the music industry. Steve Zuckerman with over 20 years experience in the music industry, and many contacts within the established labels, indie domains and among artists, will continue to manage these trade shows. SITI intends to foster follow-on relationships with participants to aid them in e-commerce, and database marketing.

Mr. Zuckerman will be entitled to a 15% interest for three years in the operating profits of the Music and Internet Conference business, after completing the upcoming March, 2000 Expo (in which he will have a 75% interest). The business showed a modest profit from its 1999 show and has already financed its 2000 show. SITI hopes to expand this Music and Internet Expo to the West Coast and to regional music venues, with increased local sponsorship.

SITI hopes that these three acquisitions will ultimately result in an increase of its marketing databases, which can be made available to all its subsidiaries, linked affiliates and future promotion and business partners.

This press release contains statements that are "forward-looking," which are based on management's current hopes and expectations. There can be no guarantees as to SITI's future performance, or that its plans or operations thereafter will prove successful. For a discussion of the risks, capital needs and competition relating to SITI and its business, see SITI's publicly filed quarterly reports (the latest is dated November 9, 1999), recent news releases, and its annual SEC report filed in July, 1999, all of which are available on the Internet, and by request to SITI at 594 Broadway, Suite 1001, New York, N.Y. 10012.